WELLS FARGO

Wells Fargo Equity Offering

Dick Kovacevich, Chairman
John Stumpf, CEO
Howard Atkins, CFO

Together we'll go far



May 7, 2009

Cautionary Statement About Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this presentation contains forward-looking statements about our future financial results and condition, including statements about our future capital sources and levels, future credit losses, future pre-provision net revenues, future expenses, future profits, and various assumptions used to estimate those measures. We make forward-looking statements when we use words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will" or similar expressions. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Do not unduly rely on forward-looking statements as actual results could differ significantly from expectations. Actual capital levels, credit losses, pre-provision net revenues, expenses and profits could differ significantly from expectations because of a number of factors including: current economic and market conditions; our capital requirements and ability to raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; legislative proposals to allow mortgage cram-downs in bankruptcy or force other loan modifications; participation in the U.S. Treasury Department's first and second lien modification programs; our ability to successfully integrate the Wachovia merger and realize the expected cost savings and other benefits; our ability to realize the recently announced efficiency initiatives to lower expenses when and in the amount expected; the adequacy of our allowance for credit losses; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgages loans; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; the effect of falling stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our mutual funds for structured credit products they may hold; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses or that the write-downs of the impaired Wachovia loans accounted for under SOP 03-3 will cover all future losses on those loans, especially if credit markets, housing prices and unemployment do not stabilize. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. There is no assurance that we will not exchange funds previously received under the U.S. Treasury Department's Capital Purchase Program for funds under the Department's Capital Assistance Program, which if we do could cause substantial dilution to existing stockholders. For more information about factors that could cause actual results to differ from our expectations, refer to our periodic and current reports filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov, including our Annual Report on Form 10 K for the year ended December 31, 2008, including the discussion under "Risk Factors" in the 2008 Form 10-K. Any factor described above or in the 2008 Form 10-K could, by itself or together with one or more other factors, adversely affect our future financial results and condition.

Wells Fargo Equity Offering Overview

Issuer:	**Wells Fargo & Company**
Ticker / Exchange:	**WFC / NYSE**
Offering size:	**$6 billion**
Over-allotment:	**15%**
Share composition:	**100% primary**
Stock price (as of 5/6/09):	**$26.84**
Shares outstanding (pre-offer as of 4/30/09):	**4,263,860,323**
Market cap (as of 5/6/09):	**$114 billion**
Joint bookrunners:	**J.P. Morgan, Wachovia Securities**
Expected pricing:	**May 8th**
Use of proceeds:	**General corporate purposes, including enhancement of Wells Fargo's capital position**

Wells Fargo + Wachovia

Leading provider of financial services to U.S. population	Over 40 million households served, 1 in 3 U.S. households
One of the America's best companies	24th Fortune 500 Rank(1)
Keeping credit flowing	More than $700 billion of credit extended since start of the credit crisis (2)
One of nation's largest employers	273,000+ team members 12th largest U.S. employer
Supporting communities	"Top 10 giver in corporate philanthropy" *Business Week*

(1) *Based on market capitalization*
(2) *Includes loan commitments, mortgage originations and mortgage securities purchases from 2Q07 to 1Q09*

Observations on SCAP Assessment

- Tier 1 Capital sufficient in Adverse Scenario
- Additional Tier 1 Common buffer of $13.7 billion by November 9, 2009
- Fed's and Wells Fargo's assessment of credit losses in Adverse Scenario are similar
- Fed estimate of Wells Fargo's pre-provision net revenue (PPNR) is meaningfully below Wells Fargo's estimate
  - Using Wells Fargo's estimate of PPNR and other internal capital generation yields adequate Tier 1 Common in adverse scenario
  - PPNR historic strength of Wells Fargo

Capital Plan Provides Substantial Financial Flexibility

- Plan to achieve $13.7 billion additional capital buffer
  - $6 billion common offering
  - We estimate additional $7.7 billion Tier 1 Common required by November 9, 2009 will be met via:
    - > Pre-tax pre-provision earnings
    - > Other internal capital generation activities
      - DTA realization
      - Intangible amortization
      - Employee benefit plan stock issuance
    - > Contingency sources
      - Monetization of certain assets and liabilities
    - > Charge-offs and allowance build are factored into Adverse Scenario buffer and should not impact capital generation

($ in billions)	
SCAP buffer	$13.7
Equity offering	(6.0)
Estimated internal capital generation through November 9, 2009	$7.7
Memo:	
Capital impact of 1Q 2009 results, already included in determination of $13.7 billion SCAP buffer	$3.6

Capital plan supports organic growth opportunities and ensures financial strength throughout the credit cycle

Wachovia Merger – On Track

Initiative	What We Said Then	Update
De-Risk Balance Sheet	Estimated credit write-downs of $39 billion assumed for impairment	$40 billion in credit write-downs on impaired portfolio
	Assumed $20 billion credit write-downs on remaining portfolio	$371 million in charge-offs in 1Q on unimpaired portfolio (34bps annualized)
	20% decline in earning assets projected by 12/31/09	$45 billion reduction in high-risk loan portfolio (21%) through 3/31/09
		$35 billion reduction in investment securities in 4Q 2008
Annual Expense Reduction	$5 billion	Re-confirmed
Merger Costs	$7.9 billion assumed by year-end 2009	Expected to be lower
Revenue Synergies	None assumed	Revenue synergies observed year-to-date 2009
Wachovia Deposit Run-Off	21% between 9/30/08 and 12/31/09	Better deposit retention and spreads than modeled

1Q 2009 Summary

Record net income	$3.05 billion
Record legacy Wells Fargo revenue	+16%
Wachovia revenue contribution	41%
Record pre-tax pre-provision profit	$9.2 billion
Highest net interest margin among large bank peers	4.16%
Significant credit extended to U.S. taxpayers	$225 billion
Best mortgage origination quarter since 2003	$101 billion
Increased allowance for credit losses	$1.3 billion
Strengthened capital position	8.3% Tier 1

Pre-Tax Pre-Provision Profits: Consistent Growth

($ in billions)

- 2003 – 2008 CAGR = 11%



$11.2
$12.5
$13.9
$14.9
$16.6
$19.2
2003
2004
2005
2006
2007
2008

- $9.2 billion in pre-tax pre-provision profits in 1Q09

- Strong momentum building across diversified businesses
  - Record earnings power in 1Q 2009
    - > $21.0 billion in total revenue
    - > 16% revenue growth at legacy Wells Fargo
    - > $3.05 billion in net income

Earnings Momentum

- Net new checking accounts up 6.2%
- 31% growth (annualized) in consumer checking and savings accounts
- Unclosed mortgage pipeline of $100 billion at end of 1Q09 up 41%
- $2.1 trillion in mortgage servicing – most "in the money"
- $30 billion mortgage securities purchased
- Expense savings are beginning to emerge

Allowance for Credit Losses

Allowance for credit losses as a percentage of total loans



2.91%
2.69%
1.56%
1.88%
1.95%
2.51%
2.71%
1Q08
2Q08
3Q08
4Q08
1Q09

Excluding loans acquired from Wachovia accounted for under SOP 03-3, the 4Q08 and 1Q09 allowance/non-impaired loans was 2.69% and 2.91% respectively.

1Q09 Allowance for Loan Losses to Nonperforming Loans



212%
161%
114%
WFC
Top 3 Peer Average
Peer Average

Top 3 peers include BAC, C, JPM. Peer average includes BAC, BBT, C, FITB, JPM, PNC, RF, STI, USB
Source: SNL and company reports.

- Allowance for credit losses of $22.8 billion
- Allowance covers:
  - 12 months of estimated losses for all consumer portfolios
  - At least 24 months of estimated losses for all commercial and commercial real estate portfolios
- Adequacy of reserves:
  - Allowance already considers expectations for growth of NPAs and charge-offs
  - Legacy WB's loan portfolio written-down at 12/31/08
  - Legacy WB's non-impaired portfolio has an inherently lower loss content with a lower probability of default
  - Core loan portfolio performing well

Major Milestones Since Wachovia Merger

- Merger announced on October 3, 2008
- Participated in US Treasury TARP Capital Purchase Program
  - $25 billion in added Tier 1 Capital
- $12.6 billion common equity raise
- Strengthened balance sheet
  - $40 billion of credit write-downs taken through purchase accounting
  - 21% risk reduction in loan portfolio since 2Q08
  - Increased allowance for credit losses to $22.8 billion ($5.6 billion increase in 4Q08, $1.3 billion increase in 1Q09)
- Reduced dividend to $0.05 per share
  - $5 billion in extra capital each year through earnings
- Reported record $3.05 billion in earnings for the first quarter 2009
  - $21 billion of revenue driven by strong momentum across business model
- Announced $6 billion common equity offering on May 7, 2009

Summary

Pre-Tax Pre-Provision Profits

- Record pre-tax pre-provision profits of $9.2 billion in 1Q09
- Momentum into 2Q strong
  - Loans, deposits, mortgage banking, NIM and efficiency
- Powered by diversified revenue generating capacity of Wells Fargo

Wachovia Merger

- Outstanding franchise – everything we thought it would be
- Financial contribution exceeding expectations
- Reconfirmed $5 billion of cost savings and lower integration costs
- Purchase accounting adjustments in-line with original expectations

Capital plan

- Capital plan to achieve additional $13.7 billion buffer includes:
  - $6 billion of common equity issuance
  - $7.7 billion of estimated internal capital generation before November 9, 2009
    - Pre-provision earnings
    - Other Tier 1 components (DTA realization, intangible amortization etc.)
    - Ability to monetize value of certain assets and liabilities